Exhibit 3.9

Certificate of Amendment
of the
Certificate of Designations, Preferences and Relative,
Participating, Optional and Other Special Rights
of Preferred Stock and
Qualifications, Limitations and Restrictions
of
Cumulative Preferred Stock, Series A
of
Gulfport Energy Corporation

___________________________________________

Pursuant to Section 242
of the
Delaware General Corporation Law
___________________________________________

Gulfport Energy Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

First: The Corporation filed a Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of the Cumulative Preferred Stock, Series A of the Corporation, par value US$0.01 per share (the "Series A Preferred Stock"), with the Secretary of State of the State of Delaware on March 28, 2002 (the "Series A Designations").

Second: The Board of Directors of the Corporation (the "Board’), by unanimous written consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted the following resolution setting forth the amendment to the Series A Designations:

Resolved, that the Board deems it in the best interests of the Corporation to amend the Certificate of Designations, Preferences and Relative Participating, Optional And Other Special Rights Of Preferred Stock And Qualifications, Limitations And Restrictions of Cumulative Preferred Stock, Series A of Gulfport Energy Corporation, par value US$0.01 per share (the "Series A Preferred Stock"), filed with the Secretary of State of the State of Delaware (the "Series A Designations"), in order to (i) increase from 15,000 to 30,000 the number of shares of Series A Preferred Stock that the Corporation is authorized to issue and (ii) amend the dividend provisions set forth therein to allow for the Board, at its option, with respect to any Dividend Period (as defined in the Series A Designations), not just Dividend Periods ended on or prior to March 31, 2004, in lieu of declaring a cash dividend for such Dividend Period, declare a dividend payable in whole or in part in shares of Series A Preferred Stock, subject to the other conditions and provisions set forth in the Series A Designations by deleting Section 1 and Section 3(a)(ii) of the Series A Designations in their entirety and replacing them as follows:

"SECTION 1. Designation, Number of Shares and Liquidation Preference. The series of Preferred Stock created by this resolution shall be designated the "Cumulative Preferred Stock, Series A" (the "Series A Preferred Stock"). The number of authorized shares of Series A Preferred Stock shall be 30,000. The liquidation preference of each share of Series A Preferred Stock (the "Liquidation Preference") shall be $1,000.00."

SECTION 3. Dividends. (a) "(ii) Dividends shall be payable, net of any amounts required to be withheld for or with respect to taxes, to holders of record as they appear on the stock books of the Corporation at close of business on such record dates, not more than 60 days nor less than 10 days prior to the respective Dividend Payment Date, as shall be fixed by the Board. If any Dividend Payment Date is not a Business Day (as defined below), the quarterly dividend to be paid on such Dividend Payment Date shall be paid on the next following Business Day. A "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed. Dividends shall be payable in cash; provided, however, the Board may, at its option, with respect to any Dividend Period, in lieu of declaring a cash dividend for such Dividend Period, declare a dividend payable in whole or in part in shares of Series A Preferred Stock, provided, further, that if the Board elects to pay such a dividend, the sum of (1) the aggregate Liquidation Preference of the shares of Series A Preferred Stock declared as a dividend, and (2) any cash so paid as a dividend shall equal 125% of the cash dividend accruing for such Dividend Period without regard to this and the preceding proviso. Accumulated and unpaid dividends for any past Dividend Periods shall be declared and paid at such time as the Corporation has funds legally available therefor, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board."

Third: The execution and filing of this Certificate of Amendment was duly approved by the written consents of holders of a majority of the outstanding shares of Common Stock of the Corporation and holders of over 66-2/3% of the outstanding shares of Series A Preferred Stock of the Corporation in lieu of a meeting as of May 1, 2004, in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[signature page follows]

In Witness Whereof, Gulfport Energy Corporation has caused this Certificate of Amendment to be executed by its Chief Executive Officer and duly authorized officer, this 20th day of July 2004.

GULFPORT ENERGY CORPORATION

By:	/s/ Mike Liddell
Mike Liddell
Chief Executive Officer